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                                                                      EXHIBIT 99


(VALUEVISION LOGO)                          VALUEVISION MEDIA
                                            6740 Shady Oak Road
                                            Minneapolis, MN 55344-3433
                                            Contact: Anthony Giombetti
                                            Director, Corporate Communications
                                            952-943-6017, agiombetti@shopnbc.com



FOR IMMEDIATE RELEASE

                       FORMER CEO OF ALTAVISTA JIM BARNETT
                     JOINS VALUEVISION'S BOARD OF DIRECTORS

MINNEAPOLIS, MN - MAY 10, 2004 - ValueVision Media (NASDAQ: VVTV) today announced that Jim Barnett, former CEO of AltaVista, has joined the Company's Board of Directors.

Mr. Barnett served most recently as the President of the search division of Overture Services, Inc., a wholly-owned subsidiary of Yahoo! Inc. In his work at Overture, Mr. Barnett was responsible for combining the AltaVista and Fast Web Search products and teams into the new Overture Web Search Division. Mr. Barnett joined Overture from AltaVista, where he was President and CEO. In this role, Mr. Barnett led the revitalization of the company and the AltaVista brand and orchestrated the sale of AltaVista to Overture for $140 million.

Prior to joining AltaVista, Mr. Barnett was President of MyFamily.com, the parent company of Ancestry.com and Rootsweb.com, the leading genealogy search services. In addition, he served as President and CEO of ThirdAge Media, which was acquired by MyFamily.com. Mr. Barnett also held the President and CEO positions at Infogrames North America and Accolade, Inc., two successful interactive entertainment companies.

Barnett has served on the boards of several public and private companies and holds B.A., M.B.A. and J.D. degrees from Stanford University.

"Jim brings formidable direct-to-consumer and Internet experience," said William Lansing, President and CEO of ValueVision. "We are thrilled to have him join our Board, and are excited about working with him to build our television and Internet retailing businesses."

Continued Lansing, "I would also like to thank Paul Tosetti for his valuable contribution over the years. Paul will be retiring from the Board after serving effectively since 1997."

ValueVision Media is an integrated direct marketing company that sells products directly to consumers through television, the Internet, and direct mail. The television home shopping industry is a $7 billion industry growing at a double-digit rate annually. The e-commerce space is even larger and growing faster. The Company owns and operates the nation's third largest home shopping network, ShopNBC, with fiscal 2003 sales of $617 million. At the close of fiscal 2003, ShopNBC was broadcast into approximately 56 million full-time equivalent cable and satellite homes. The Company also operates ShopNBC.com, which contributed $111 million in sales in fiscal 2003. Through its wholly-owned subsidiary FanBuzz, the Company provides e-commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, Elvis Presley, Peanuts, and ESPN. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company's website at www.valuevisionmedia.com.

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